MEMORANDUM OF AGREEMENT
                       FOR THE CONTINUED OPERATION OF THE
                       PORTSMOUTH S&T FACILITIES FOR THE
                        PROCESSING OF AFFECTED INVENTORY
                       IN FISCAL YEAR 2005 AND THEREAFTER

     This Memorandum of Agreement ("MOA") is entered into as of this 10th day of
                                    ---
December, 2004, with the "MOA Effective Date" of December 9, 2004, by and
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between the United States Department of Energy ("DOE") and USEC Inc., a Delaware
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corporation with headquarters at 6903 Rockledge Drive, Bethesda, Maryland 20817.
USEC Inc. and its wholly owned subsidiary, United States Enrichment Corporation, are referred to herein as "USEC," and DOE and USEC are sometimes referred to
                           ----
herein individually as a "Party" and collectively as the "Parties."
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                                   WITNESSETH
                                   ----------

     WHEREAS, on June 17, 2002, DOE and USEC concluded an agreement (the "June
                                                                          ----
17 Agreement") in which they agreed, among other things, on procedures for
------------
dealing with the clean-up, exchange or replacement of up to 9,550 MTU of natural uranium hexafluoride that DOE had transferred to USEC on or about June 30, 1993, April 20, 1998, and May 18, 1998, and that did not meet ASTM Specification C-787-90 (the "USEC Affected Inventory") and for the release of the United
               -----------------------
States from all liability with respect to such transferred material; and

     WHEREAS, between June 17, 2002 and October 29, 2004 USEC processed approximately 5,461 MTU of USEC Affected Inventory pursuant to the June 17 Agreement, two subsequent letter agreements dated September 19, 2003 and November 20, 2003, and a Work Authorization dated April 7, 2004 (the "FY 2004
                                                                      -------
Work Authorization"); and
------------------

     WHEREAS, DOE has in its inventory natural uranium hexafluoride that does not meet ASTM Specification C-787-90 (the "DOE Affected Inventory") and natural
                                           ----------------------
uranium inventory that does meet ASTM Specification C-787-90 (the "DOE Clean
                                                                   ---------
Inventory"); and
---------

     WHEREAS, DOE and USEC are contemplating a further agreement under which USEC will continue processing USEC Affected Inventory as well as DOE Affected Inventory (collectively "Affected Inventory") for a total of approximately 9,540 MTU of remaining USEC and DOE Affected Inventory; and

     WHEREAS, in exchange for continuing to operate the Portsmouth S&T Facilities (the "S&T Facilities") to process USEC Affected Inventory and
                 --------------
releasing the United States from any and all liability and claims relating to or arising from DOE's transfer to USEC of the amount of Affected Inventory processed, DOE proposes to compensate USEC with marketable assets that are not necessary for national security needs from DOE's former uranium program; and

     WHEREAS, USEC will agree to process DOE Affected Inventory during FY 2005 and beyond under terms and conditions similar to those agreed for facility operation in the FY 2004 Work Authorization; and

     WHEREAS, the July 1, 1993 Lease Agreement between DOE and the United States Enrichment Corporation (the "GDP Lease"), including Exhibit F to the GDP Lease
                             ---------
titled "Memorandum of Agreement between United States Department of Energy and United States Enrichment Corporation for the Supply of Services" (the "Services
                                                                       --------
MOA"), provides that USEC and DOE may provide services to each other; and
---

     WHEREAS, USEC maintains that DOE is liable to USEC for the cost of remedying Non-Compliant Cylinders transferred to USEC as part of the June 30, 1993, April 20, 1998, and May 18, 1998 transfers; and

     WHEREAS, an estimated $80 million processing costs for treating the remaining DOE and USEC Affected inventory can be avoided by virtue of USEC's unique ability to accept Affected Inventory for use at its Paducah Gaseous Diffusion Plant (the "Paducah GDP") with levels of Tc99 greater than ASTM
                      -----------
Specification C-787-90, which costs are four times that estimated for remedying USEC's Non-Compliant Cylinders (transferring the USEC Affected Inventory from cylinders that do not comply with American National Standards Institute Specification N14.1 ("Non-Compliant Cylinders") to cylinders that do comply with
                      -----------------------
that specification ("Compliant Cylinders")); and
                     -------------------

     WHEREAS, in consideration for the commitments set forth herein, USEC agrees to waive any claim for fees or incentives for work performed pursuant to this MOA; and

     WHEREAS, on October 22, 2004, DOE and USEC concluded a "Memorandum of Understanding Effectuating the Transfer of Natural Uranium Hexafluoride for Affected Inventory" (the "October 22, 2004 MOU"); and
                          --------------------

     WHEREAS, the October 22, 2004 MOU anticipates a future agreement for the continued operation of the S&T Facilities for the processing of Affected Inventory in Fiscal Year 2005 and beyond (a "Future Agreement") pursuant to
                                             ----------------
which USEC will, among other things, transfer DOE Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders, accept processed DOE Affected Inventory for use at the Paducah Gaseous Diffusion Plant, and return to DOE an equivalent quantity of natural uranium hexafluoride that meets the ASTM Specification C-787-90 for Technetium 99;

     NOW, THEREFORE, the Parties hereby agree as follows:

     Subject to the availability of funds and legislative authority for this purpose, work under this MOA will be performed in the following two phases:

     Phase I: USEC shall process Affected Inventory located at the Portsmouth
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Gaseous Diffusion Plant (the "Portsmouth GDP") in Compliant Cylinders, and make
                              --------------
preparations for the shipment of Affected Inventory in Non-Compliant Cylinders from the Paducah GDP to the Portsmouth GDP and for the subsequent transfer of such Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders, and be compensated for Allowable Costs from the proceeds of the sale of 900 MTU of Feed Material transferred from the DOE Clean Inventory pursuant to Article 3 below. During this phase, USEC shall be entitled to recover Allowable Costs as defined in Article 2 of this MOA but shall earn no fee for processing Affected Inventory. USEC shall process exclusively DOE Affected Inventory and Affected Inventory remaining in USEC owned Previously Processed Cylinders (as defined below) until such time as USEC has processed all of the 1493 MTU of Affected Inventory that DOE received from USEC under the October 22, 2004 MOU. The Parties anticipate that Phase I will last until all of the 1493 MTU of Affected Inventory in Compliant Cylinders located at the Portsmouth GDP that was transferred to DOE pursuant to the October 22, 2004 MOU and Affected Inventory remaining in USEC owned Previously Processed Cylinders has completed processing at the S&T Facilities and the Paducah GDP;

     Phase II: USEC and DOE currently anticipate that, subsequent to execution
     --------
of the Amendment pursuant to Section 7.2 of this MOA, until all the funds remaining from the sale of Feed Material or Supplemental Barter Material transferred from the DOE Clean Inventory, the Deposit Removal Program, or other inventories have been expended, USEC shall process both USEC and DOE Affected Inventory including Affected Inventory in Non-Compliant Cylinders pursuant to the Plan described in Section 7.2. During this phase, USEC shall, as agreed to in the Plan resulting from Section 7.2, continue processing USEC Affected Inventory and DOE's Affected Inventory for the purpose of producing materials which can be (a) sold directly in the market together with other Feed Material from DOE necessary to continue further processing operations at the S&T Facilities or (b) fed as feed material at the Paducah GDP. USEC shall give priority to the (a) shipment of the approximately 623 MTU of Affected Inventory that USEC is to transfer to DOE from the Paducah GDP to the Portsmouth GDP under the October 22, 2004 MOU and (b) the transfer of that Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders. During this phase, if provided for in the Amendment, USEC shall be entitled to credit against the revenues from the sale of the Feed Material or Supplemental Barter Material the Allowable Costs as defined in Article 2 of this MOA and as further set forth in the Amendment, but shall earn no fee for processing DOE or USEC Affected Inventory.

ARTICLE 1 - USEC'S COMMITMENTS
------------------------------

     1.1 USEC shall operate the S&T Facilities for the processing of DOE Affected Inventory as outlined in the phased approach above and make preparations for the shipment of Affected Inventory in Non-Compliant Cylinders from the Paducah GDP to the Portsmouth GDP and subsequent transfer of such Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders.

     1.2 USEC shall make a good faith effort to process as much Affected Inventory as possible during each month.

           (a) Subject to USEC's maintaining access to the operating portion of the cascade and the ERP withdrawal station at the Portsmouth plant, cylinders containing Affected Inventory shall be processed so that no more than 50 pounds of UF6 is left in each cylinder after processing (unless non-volatile materials prohibit obtaining the 50 pound level).

           (b) Before the date of the transfer of title to and possession of the first increment of Feed Material, as discussed in Article 3, USEC and DOE shall execute a security agreement satisfactory to DOE pursuant to which USEC will grant DOE a security interest in the first increment of Feed Material, in contracts for the sale of Feed Material, in accounts receivable generated by the sale of Feed Material, and in the proceeds received from the sale of Feed Material. This process shall be repeated prior to the transfer of any subsequent increment of feed material.

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

           (c) As USEC Affected Inventory is processed, USEC will release DOE from any claims of liability arising from DOE's transfer of Affected Inventory to USEC on or about June 30, 1993.

     1.3 The Parties acknowledge that some of the cylinders containing USEC Affected Inventory processed under the June 17 Agreement and two subsequent letter agreements were not completely emptied during processing (the "Previously
                                                                      ----------
Processed Cylinders"). Subject to USEC's maintaining access to the operating
-------------------
portion of the cascade and the ERP withdrawal station at the Portsmouth plant, in addition to the processing referred to in Section 1.1, USEC shall make a good faith effort to process all remaining Previously Processed Cylinders so that no more than 50 pounds of UF6 is left in each cylinder after processing (unless non-volatile materials prohibit obtaining the 50 pound level). Subject to
Section 1.7 below, the goal shall be to complete processing of all the Previously Processed Cylinders by September 30, 2005. All incremental costs for operation of the Purge Cascade for treatment of Affected Inventory shall be Allowable Costs under this MOA and shall not be charged against any other work performed by USEC for DOE.

     1.4 Each cylinder of DOE Affected Inventory processed by USEC that meets the ASTM Specification will be returned to DOE custody in a Compliant Cylinder within thirty (30) days of completing processing at the S&T Facilities and each cylinder of DOE Affected Inventory processed by USEC that does not meet the ASTM Specification after 1 or 2 passes will be used as feed in the Paducah GDP cascade, and USEC will provide DOE, within thirty (30) days of such Affected Inventory being introduced as feed in the Paducah GDP, with an equivalent quantity of natural uranium hexafluoride that meets the ASTM Specification and is contained in a Compliant Cylinder. USEC shall introduce such Affected Inventory as feed in the Paducah GDP as quickly as feasible, taking into account the approximately 2450 MTU of USEC Affected Inventory currently scheduled to be introduced as feed over the next 16 months, the rate at which the Paducah GDP can accept feed that does not meet the ASTM Specification, USEC's existing contractual commitments to deliver feed to customers, and USEC's commitment not to use DOE Inventory as USEC working inventory. Upon DOE's request, USEC shall provide DOE with information sufficient to verify that USEC has abided by its commitment not to use DOE Inventory as USEC working inventory. As referenced in the October 22, 2004 MOU, USEC will use its best efforts to:

           (a) schedule the processing of all of the 2116 MTU of Affected Inventory transferred from USEC to DOE in Compliant and Non-Compliant Cylinders, and provide DOE with 2116 MTU of natural uranium hexafluoride that meets ASTM Specification C-787-90 and that is contained in Compliant Cylinders by December 31, 2006;

           (b) in the event the Paducah GDP operations or feed scheduling circumstances preclude such use in the Paducah GDP to meet the schedule above, USEC may, upon written notification of the circumstances made to DOE and to which DOE does not object in writing, delay the return to DOE by up to 180 days (not to exceed 360 days from the date of processing) of an equivalent quantity of natural uranium hexafluoride that meets the ASTM Specification contained in a Compliant Cylinder;

           (c) delivery by USEC following processing may be made to either DOE's Portsmouth or Paducah UF6 cylinder yards, as directed by DOE; and

           (d) prior to execution of a Future Agreement USEC will verify that the cost of transferring approximately 2,077 MTU of USEC Affected Inventory (prior to the transfer pursuant to the October 22, 2004 MOU) from Non-Compliant Cylinders to Compliant Cylinders will not exceed the sum of (1) $9 million dollars of direct costs, plus (2) the allocable indirect costs.

     1.5 As assurance that DOE will not be left with an inventory of contaminated feed when USEC ceases operation of the S&T Facilities, this MOA provides DOE with the sole option to continue operation of the S&T Facilities for the sole purpose of managing/cleaning DOE Affected Inventory, in the event USEC ceases operations of the S&T Facilities in accordance with Section 1.7 of this MOA. In the event DOE elects to exercise this option, USEC will return to DOE the related leased facilities and transfer those assets (including intellectual property) of the operation necessary for DOE to operate the S&T Facilities on and after termination of this MOA consistent with USEC's ability to operate the American Centrifuge Project and the Lead Cascade Demonstration Facility. This transfer will not relieve USEC from the termination requirements otherwise outlined in the GDP Lease, although DOE's operation of the S&T Facilities shall not increase USEC's liabilities under the GDP Lease.

     1.6 USEC has determined that the 19,500 pounds of slightly enriched uranium recovered during the Deposit Removal Program that is contained in cylinder 4APK1392 (the "Deposit Removal Material") can be fed into the cascade
                        ------------------------
at the Paducah plant. Within 30 days of the MOA Effective Date, USEC shall provide DOE with its calculation of the market value of the Deposit Removal Material.

     1.7 USEC shall cease performance under this MOA if it concludes in good faith at any time that further performance will cause Allowable Costs (as that term is defined in Section 2.1 below) in any government fiscal year to exceed the sum of (a) the value of the Deposit Removal Material; and (b) proceeds received or expected to be received from the sale of other Feed Material (as that term is defined in Section 2.2 below). USEC shall provide DOE written notice as soon as such a condition is known and a decision has been made but no later than 120 days before ceasing performance pursuant to this Section 1.7. USEC has been informed and acknowledges that no funds are currently appropriated to pay for performance under this MOA and that, although DOE reserves the right to do so, DOE does not currently intend to seek an appropriation for the work to be performed by USEC under this MOA.

     1.8 USEC shall provide DOE with monthly reports on the technetium contamination of each cylinder of USEC and DOE Affected Inventory which are sampled before processing, other available test data after processing, and the number of cylinders processed at the S&T Facilities that month that meet ASTM Specification C-787-90 or are otherwise accepted by USEC.

     1.9   USEC shall provide the following:

           a. monthly project reports (including quantity of uranium processed, and quantity and date DOE uranium is scheduled for processing at the Paducah
GDP);

           b.  monthly financial reports:

               1) estimated costs of operating the S&T Facilities;

               2) Allowable Costs incurred to date; and

               3) estimated Allowable Costs incurred at completion;

           c.  report of the value of the Deposit Removal Material;

           d.  waste inventory reports;

           e.  sales proceeds report within 10 days of sales/receipt of payment;

           f. quarterly report on sales, proceeds received, and estimated future sales of Feed Material; and

           g. auditable disclosure statement and other financial documents as necessary for the full and complete financial verification of Allowable Costs and sales revenues.

     1.10 USEC will make every effort to continue to minimize the cost of the cleanup project and the associated direct/indirect costs. USEC understands that this work is subject to DOE oversight consistent with the FY 2004 Work Authorization even though no direct funding is currently being planned to be provided by DOE under this MOA. DOE oversight will continue under DOE's Portsmouth/Paducah Project Office ("PPPO"), including the evaluation of
                                    ----
Allowable Costs.

ARTICLE 2 - DOE'S COMMITMENT
----------------------------

     2.1 The proceeds from the sale of Feed Material (as defined below) shall be used to reimburse USEC for all allowable direct, indirect, and plant overhead costs incurred in operating the S&T Facilities for the processing of Affected Inventory and preparations for the transfer of Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders as determined pursuant to the Federal Acquisition Regulation - Part 31, including, but not limited to, reasonable and allocable costs of transporting cylinders containing Affected Inventory, the costs of waste characterization, transportation, storage, and disposal, container purchases, audit support costs and any other expenses of processing Affected Inventory. Costs allowed pursuant to this Section 2.1 are referred to herein as "Allowable Costs." Notwithstanding the provisions of FAR
                       ---------------
Part 31.205-20, the actual or imputed incremental costs of financing Allowable Costs incurred by USEC to operate the S&T Facilities in advance of using the Deposit Removal Material or receiving proceeds from the sale of Feed Material received under this barter agreement also shall be Allowable Costs; provided, however, such financing costs are fully auditable and are subject to review and approval by DOE based upon a standard of commercial reasonableness (the "Proposed Advanced Cost Agreement"). USEC shall not, however, be entitled to a fee under this Section 2.1 for processing Affected Inventory.

     2.2 To compensate USEC for operating the S&T Facilities for the processing of Affected Inventory and preparations for the transfer of Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders during Phase I above, and for processing additional Affected Inventory pursuant to the Plan outlined in Section 7.2 below, DOE shall, under the terms and conditions set forth below, transfer to USEC title to and possession of 900 MTU of natural uranium feed material that meets ASTM Specification C-787-90 and is contained in Compliant Cylinders (such material being referred to herein as the "Feed
                                                                    ----
Material"). To compensate USEC as outlined in the previous sentence, DOE may, in
--------
its sole discretion, transfer the Deposit Removal Material discussed in Section
1.6 above, and such other material as is acceptable to USEC (all such material also being referred to herein as Feed Material).

     2.3 DOE reserves the right to adjust this MOA for the processing of Affected Inventory at any time by providing partial or complete direct payment of USEC Allowable Costs.

ARTICLE 3 - TRANSFER OF THE FEED MATERIAL
-----------------------------------------

     DOE shall transfer title to and possession of the Feed Material to USEC in two increments. The first increment of 900 MTU of Feed Material shall be transferred within three working days of the date on which the Security Agreement referred to in Section 1.2(b) above is executed, to support Phase I of this Agreement. The second increment of Feed Material, and any Supplemental Barter Material, to support continued operations will be transferred as described in the Plan outlined in Section 7.2. Such transfers shall facilitate contracts for the sale of Feed Material, or Supplemental Barter Material, pursuant to the Amendment called for in Section 7.2.

ARTICLE 4 - DISPOSITION OF FEED MATERIAL
----------------------------------------

     4.1   USEC shall prepare a marketing strategy (the "Marketing Strategy")
                                                         ------------------
within 5 working days of the MOA Effective Date for DOE review that will specify the terms, conditions and price at which the Feed Material will be offered for sale. DOE shall make a good faith effort to approve the Marketing Strategy within 10 working days of receipt by DOE, and then USEC shall sell the Feed Material on terms and conditions detailed in the DOE-approved Marketing Strategy and account to DOE for the sales. In making the sales, USEC shall use its good faith efforts to obtain the best possible price, given market conditions at the time of the sale.

           If DOE has not disapproved the Marketing Strategy within 20 working days of its receipt by DOE, USEC may begin to implement that strategy and sell Feed Material in accordance with it.

     4.2 The first increment of 900 MTU referred to in Article 3 above shall be deemed for all purposes to be uranium hexafluoride transferred to DOE pursuant to Section 3112(b)(1) of the USEC Privatization Act, 42 USC ss.2297h-10
(b)(1). USEC shall be entitled to sell 900 MTU for consumption by end users in the United States or abroad, provided, that sales for consumption by end users
                             --------
in the United States shall be subject to the use restriction set forth in
Section 3112(b)(2)(D) of the USEC Privatization Act, 42 USC ss.2297h-10(b)(2)
(D).

ARTICLE 5 - TRANSFER AND VALUATION OF DEPOSIT REMOVAL MATERIAL
--------------------------------------------------------------

     Within 30 days of the date on which USEC provides DOE with the calculation referred to in Section 1.6, DOE and USEC shall meet to negotiate (a) the terms and conditions under which DOE would transfer the Deposit Removal Material to USEC and (b) the valuation of that material.

ARTICLE 6 - ACCOUNTING
----------------------

     6.1 DOE plans to employ an independent auditing firm to assess the sales and cost accounting related to this MOA. The Parties agree to make reasonable amendments to the financial aspects of this MOA to maximize the mutual value of this MOA to the Government and USEC. USEC agrees to make any information supporting DOE's financial review under this MOA available to DOE, or its auditors, and to provide copies of any relevant documentation, as requested.

     6.2 Proceeds from sales of the Feed Material shall be applied exclusively to compensating USEC for Allowable Costs. Any proceeds in excess of Allowable Costs (referred to herein as "Excess Proceeds") at the end of this MOA, or upon
                              ---------------
termination of this MOA by either Party, shall be returned to DOE within 30 days, subject to any mutual agreement for additional time to reconcile outstanding accounts. Excess Proceeds at the end of any month, if any, shall be invested at a commercially reasonable rate of return, and any interest earned by USEC on Excess Proceeds shall be credited against the costs of the MOA activities or returned to the DOE within 30 days from the completion of this MOA.

     6.3 USEC shall notify DOE as each contract for the sale of the Feed Material is executed and the agreed contract price.

     6.4 USEC shall report the costs of operating the S&T Facilities to DOE monthly pursuant to the requirements of this Agreement.

     6.5 USEC shall report the proceeds from sales of the Feed Material (and the incremental costs of those sales, if any) to DOE within 10 days of the date on which USEC receives payment.

     6.6 USEC shall feed the Deposit Removal Material into the Paducah GDP as determined in the Amendment described in Section 7.2 and credit the agreed-upon value of the Deposit Removal Material against Allowable Costs at the time such material is fed to the Paducah Gaseous Diffusion Plant.

     6.7 Within 30 days of the close of each quarter, USEC shall provide DOE with a report stating the amount of the Feed Material that has been sold and the proceeds received from those sales and providing USEC's good faith estimate of the proceeds expected to be received from sales of all the Feed Material. Within 30 days of the close of each month, USEC shall provide DOE with a report stating the (a) Allowable Costs incurred to date; and (b) total Allowable Costs USEC expects to incur during the remainder of the period of performance pursuant to the requirements of this Agreement.

     6.8 USEC shall provide DOE with a reconciliation of (a) the costs of the program; (b) proceeds from sales of the Feed Material; and (c) the agreed-upon value of the Deposit Removal Material within 90 days after the day on which USEC receives payment for the final sale of Feed Material.

     6.9 The Parties acknowledge that the final reconciliation of all costs and proceeds can be accomplished only after all audits have been closed.

     6.10 The cost for any audit by DOE, including costs incurred by USEC to support any such audit, shall be considered an Allowable Cost subject to USEC's good faith cooperation in such audit.

ARTICLE 7 - PROCESSING AFFECTED INVENTORY IN PHASE II
-----------------------------------------------------

     7.1 The Parties recognize that, although USEC will be required to expend cash before receiving the proceeds from the sales of Feed Material, such proceeds could exceed Allowable Costs for Phase I (such excess being referred to herein as the "Phase I Surplus"). USEC shall provide DOE with its good faith
               ---------------
estimate of any Phase I Surplus and incorporate this in the plan to be provided pursuant to Section 7.2 by December 30, 2004.

     7.2 USEC shall submit to DOE no later than December 30, 2004, a reasonable detailed Plan and cost proposal for continuing to operate the S&T Facilities to complete the processing of all DOE and USEC Affected Inventory in Compliant Cylinders and Non-Compliant Cylinders. The proposal will be negotiated and finalized as an amendment to this MOA, and DOE and USEC will use their best efforts to execute the amendment no later than January 31, 2005 (referred to herein as the "Amendment"). Until the Amendment is executed, the obligations and
               ---------
commitments in this MOA shall only be binding with respect to work conducted in Phase I. The Parties expect that the Amendment will state at a minimum the following:

           (a) to the extent not accomplished in Phase I, a first priority under the Amendment shall be (i) shipment of the approximately 623 MTU of Affected Inventory that USEC is to transfer to DOE from the Paducah GDP to the Portsmouth GDP; and (ii) the transfer of that Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders;

           (b) processing of DOE and USEC Affected Inventory shall be on a fair and equitable basis;

           (c) DOE shall transfer to USEC title to and possession of such additional natural uranium feed or other material acceptable to USEC as is required ("Supplemental Barter Material"). The transfer will be accompanied by a
           ----------------------------
mutually agreeable security interest of equivalent value to any Supplemental Barter Material transferred to USEC;

           (d) USEC shall be entitled to credit against the revenues from the sale of Feed Material or Supplemental Barter Material all Allowable Costs for the processing of DOE and USEC Affected Inventory and transferring DOE and USEC Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders;

           (e) as USEC Affected Inventory is processed, USEC will release DOE from any claims of liability arising from DOE's transfer of Affected Inventory to USEC as part of the June 30, 1993 transfer;

           (f) each cylinder of DOE Affected Inventory processed by USEC will be returned to DOE custody pursuant to the terms and conditions specified in
Section 1.4 above;

           (g) as referenced in the October 22, 2004 MOU, USEC will use its best efforts to:

               (i) transfer approximately 623 MTU of DOE Affected Inventory from Non-Compliant to Compliant Cylinders by September 30, 2005;

               (ii) process such Affected Inventory and return to DOE custody an equivalent amount of approximately 623 MTU of natural uranium hexafluoride that meets ASTM Specification C-787-90 and that is contained in Compliant Cylinders by June 30, 2006; and

               (iii) process the remaining portion of the 2116 MTU of Affected Inventory transferred from USEC to DOE in Compliant and Non-Compliant Cylinders, and provide DOE with the remaining portion of the 2116 MTU of natural uranium hexafluoride that meets ASTM Specification C-787-90 and that is contained in Compliant Cylinders by December 31, 2006.

           (h) in the event the Paducah GDP operations or feed scheduling circumstances preclude such use in the Paducah GDP to meet the schedules referenced in paragraph (g) USEC may, upon written notification of the circumstances made to DOE and to which DOE does not object in writing, delay the return to DOE by up to 180 days (not to exceed 360 days from the date of processing) of an equivalent quantity of natural uranium hexafluoride that meets the ASTM Specification contained in a Compliant Cylinder;

           (i) delivery by USEC following processing may be made to either DOE's Portsmouth or Paducah UF6 cylinder yards, as directed by DOE; and

           (j) the cost of transferring Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders will be Allowable Costs provided, however, that
                                                         --------  -------
the cost of transferring approximately 2,077 MTU of USEC Affected Inventory (prior to the transfer pursuant to the October 22, 2004 MOU) from Non-Compliant Cylinder to Compliant Cylinders will not exceed the sum of (1) $9 million dollars of direct costs to be verified and agreed to by DOE prior to execution of the Amendment, plus (2) the allocable indirect costs.

           (k) as assurance that DOE will not be left with an inventory of contaminated feed when USEC ceases operation of the S&T Facilities, the Amendment shall provide DOE with the sole option to continue operation of the S&T Facilities for the sole purpose of managing/cleaning DOE Affected Inventory, in the event this MOA is terminated under circumstances outlined in the Amendment. To facilitate this option, the Amendment will include a provision requiring both the return to DOE of leased facilities and transfer of those

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

assets (including intellectual property) of the operation necessary for DOE to operate the S&T Facilities on and after termination of this MOA consistent with USEC's ability to operate the American Centrifuge Project and the Lead Cascade Demonstration Facility. This transfer will not relieve USEC from the termination requirements otherwise outlined in the GDP Lease, although DOE's operation of the S&T Facilities shall not increase USEC's liabilities under the GDP Lease. Execution of the Amendment will constitute the "Future Agreement" contemplated by the October 22, 2004, MOU.

     7.3 Processing of Affected Inventory beyond Phase I shall be contingent upon the successful execution of the Amendment to address Phase II of this MOA as described above.

     7.4 The Parties agree that the provisions providing that USEC shall receive no fee for processing Affected Inventory under this MOA and the Amendment under Section 7.2 shall have no precedential value in circumstances under which USEC may provide other services to DOE while earning a fee.

ARTICLE 8 - WASTE
-----------------

     8.1 USEC shall be responsible for managing waste generated under this MOA in compliance with all applicable laws. USEC shall directly provide for the final disposal of all unregulated solid (e.g. sanitary) waste. All waste streams will be packaged in USEC-furnished containers according to applicable environmental laws, nuclear criticality safety standards, and security requirements.

     8.2 No hazardous waste shall be generated by USEC that would result in noncompliant storage by DOE or USEC.

     8.3 Regulated waste shall be managed in accordance with the agreement found at Exhibit C of the GDP Lease. USEC shall expeditiously treat (as necessary) and dispose all waste generated under this MOA. USEC shall dispose of the regulated waste for which there is a disposal option (including MgF trap material) and shall use its best efforts to ensure that no regulated waste for which there is not now a disposal option remains on the Portsmouth site for more than six months after a disposal option becomes available to USEC. USEC shall notify in writing, DOE's GDP Lease Administrator and the Manager, PPPO, of the generation and quantity of any regulated waste which they believe does not have a current disposition path. The quantity remaining on-site shall be reported monthly.

     8.4 It is recognized that the disposition of a portion of such waste may not be completed until after the processing of Affected Inventory and DOE material under this MOA has stopped. DOE agrees that such storage and disposal costs are Allowable Costs under this MOA.

     8.5 USEC shall remain responsible for wastes generated by the Tc-99 cleanup program on or before December 19, 2003.

ARTICLE 9 - ADDITIONAL CLAUSES
------------------------------

     9.1 The following contract clauses are hereby incorporated into this MOA by reference. These clauses shall have the same force and effect as if they were incorporated in full text:

     52.215-2     Audit and Records-Negotiation (June 1999)
     52.215-10    Price Reduction For Defective Cost or Pricing Data (Oct 1997)
     52.215-11    Price Reduction For Defective Cost or Pricing Data-
                  Modifications (Oct 1997)
     52.215-12    Subcontractor Cost or Pricing Data (Oct 1997)
     52.215-13    Subcontractor Cost or Pricing Data-Modifications (Oct 1997)
     52.215-15    Pension Adjustments and Asset Reversions (Jan 2004)
     52.215-18    Reversion or Adjustment of Plans For Postretirement Benefits
                  (PRB) Other Than Pensions (Oct 1997)
     52.216-7     Allowable Costs and Payments (Dec 2002)
     52.215-21    Requirements For Cost Or Pricing Data or Information Other
                  Than Cost or Pricing Data-Modifications (Oct 1997)
     52.230-2     Cost Accounting Standards (Apr 1998)
     52.230-6     Administration of Cost and Accounting Standards (Nov 1999)
     52.242-1     Notice of Intent to Disallow Costs (Apr 1984)
     952.250-70   Nuclear Hazards Indemnity Agreement (June 1996)

     9.2 Work under this MOA shall be conducted in compliance with the terms of this MOA, the June 17 Agreement, the Services MOA, and the GDP Lease. In the event of any inconsistent or incompatible provisions, this MOA shall take precedence, followed by the provisions of the June 17 Agreement, the Services MOA, and then of the GDP Lease.

     9.3 DOE and USEC's obligations under this MOA are subject to compliance with applicable law including the National Environmental Policy Act.

ARTICLE 10 - DISPUTE RESOLUTION
-------------------------------

     If a dispute arises under this Agreement, these procedures shall apply. Either Party may invoke this dispute resolution procedure. The Parties shall make a reasonable effort to informally resolve disputes at the lowest level prior to the issuance of a formal written statement of dispute under the procedures set forth below:

A.   INFORMAL DISPUTE

     Informal dispute resolution may be invoked by either Party for any action which leads to or generates a dispute. A Party who wishes to invoke dispute resolution shall do so by first issuing a written statement of informal dispute resolution. The written statement of informal dispute shall set forth the nature of the dispute, the work affected by the dispute, the disputing Party's position with respect to the dispute, and the information the disputing Party is relying upon to support its position. During informal dispute, the disputing Party shall engage the other Party in informal dispute resolution among the Technical

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

Representatives (TRs) and/or their immediate supervisors. During the informal dispute resolution process, the Parties shall meet as many times as are necessary to discuss and attempt resolution of the dispute. The informal dispute resolution period shall be limited to thirty (30) days from the date on which the disputing Party provides the other Party with the written statement of the informal dispute resolution, unless extended by agreement of the Parties.

B.   FORMAL DISPUTE

     If agreement cannot be reached on any issue during the informal dispute resolution process, then the disputing Party shall forward, no later than fifteen (15) days after the end of the informal dispute resolution period, a written statement of dispute to the other Party setting forth the nature of the dispute, the work affected by the dispute, the disputing Party's technical and legal position regarding the dispute, and the relief requested. The written statement of dispute shall be mailed by the Dispute Resolution Manager for the disputing Party to the Dispute Resolution Manager for the other Party.

     The Dispute Resolution Managers shall have thirty (30) working days to resolve the dispute from the date of receipt of the written statement of dispute. The resolution of the dispute shall be memorialized in writing. Both parties shall abide by the terms and conditions of any final resolution of the dispute.

     The Parties shall diligently perform under this Agreement pending the completion of these dispute resolution procedures.

     If the Dispute Resolution Managers are unable to resolve the dispute within thirty (30) working days of receipt of the written statement of dispute, the Parties will elevate the matter(s) for resolution by the Under Secretary of Energy and the President of USEC. The Under Secretary and President of USEC shall have thirty (30) working days to resolve the dispute from the date of forwarded by the Dispute Resolution Managers. The resolution of the dispute shall be memorialized in writing. Both Parties shall abide by the terms and conditions of any final resolution of the dispute.

     In the event that the Under Secretary of Energy and the President of USEC do not resolve the matter(s), the parties may pursue whatever remedies they may have at law and equity.

     The time frames set forth above for reporting and resolution of disputes may be extended by mutual agreement of the Parties, and such agreement shall be in writing.

C.   IDENTIFICATION OF DISPUTE RESOLUTION PARTIES:

     For purposes of this Dispute Resolution Article, the USEC Technical Representative is:

           Name:        Larry B. Cutlip
           Title:       Technetium Program Manager
           Address:     P.O. Box 628
                        Piketon, Ohio 45661

     For purposes of this Dispute Resolution Article, the USEC Dispute Resolution Manager is:
           Name:        Lindsey Krause
           Title:       Director, Production Operations
           Address:     USEC Inc.
                        6903 Rockledge Drive
                        Bethesda, Maryland 20817

     For purposes of this Dispute Resolution Article, the DOE Technical Representative is:

           Name:        Russ Vranicar
           Title:       Technical Representative
           Address:     United States Department of Energy
                        3930 U.S. Route 3
                        Piketon, Ohio 45661

     For purposes of this Dispute Resolution Article, the DOE Dispute Resolution Manager is:

           Name:        William E. Murphie
           Title:       Manager, Portsmouth/Paducah Project Office
           Address:     United States Department of Energy
                        1017 Majestic Drive, Suite 200
                        Lexington, Kentucky 40513

ARTICLE 11 - LIABILITY
----------------------

     Each Party's liability to the other Party, to parties related to the other Party, and to third persons arising out of or in connection with this Agreement, shall be governed by the provisions of the GDP Lease and applicable law. Requests for the reimbursement of liability claims under this Article 11 shall be handled in accordance with Article 10 - Dispute Resolution.

     Any fines, penalties, or other costs related to work under this Agreement resulting from a Party's breach of any law, regulation, permit, order, requirement or standard of performance shall be the responsibility of the Party primarily responsible for any such breach, without regard to which Party is assessed the fine or penalty, except to the extent that such costs are paid or reimbursed by insurance or a third party. Each Party shall use its best efforts to defend against and reduce the amount of any fine, penalty or costs for which it may seek reimbursement from the other Party under this subparagraph.

     Neither Party shall be liable to the other Party for consequential, indirect or special damages, including loss of profit, fee compensation of any kind, or losses, costs or damages due to business interruption, arising out of the activities contemplated by this MOA.

ARTICLE 12 - OWNERSHIP OF MATERIALS AND EQUIPMENT
-------------------------------------------------

     All equipment and materials purchased by USEC with receipts from the sale of DOE Feed Material in connection with work performed under this Agreement shall be the property of DOE.

ARTICLE 13 - TERMINATION
------------------------

     DOE may, at its option, terminate this MOA, at any time by a sixty (60) day written notice to USEC. Such notice shall specify the extent to which the performance of the work under this MOA is terminated and the effective date of such termination. In the event of termination, USEC shall discontinue work in accordance with notice from DOE and shall cancel, to the extent permitted under applicable agreements, any purchase order, subcontract, rental, or other agreement existing for performance of the terminated work; maintain, protect and dispose of work in progress, plant, tools, equipment, property, and materials acquired or furnished under this Agreement; and complete performance of work not terminated.

     The sole right and remedy of USEC upon termination by DOE shall be payment (in the form of Feed Material, Supplemental Feed Material, or otherwise) of Allowable Cost incurred prior to the effective date of termination, and reasonable termination costs in accordance with cost principles set out in Part 31 of the Federal Acquisition Regulation and Section 2.1 above, which shall include only the reasonable costs incurred in demobilization of the work (including, but not limited to, costs of terminating subcontracts, personnel and severance costs and placing operations in a safe condition) and protection and disposition of residual material, plant and equipment, and reasonable administrative costs of settling and paying claims of subcontractors arising out of the termination. Within thirty (30) days after the date of termination, USEC shall submit to DOE a written statement setting forth the termination costs.

     IN WITNESS WHEREOF, the Parties have caused this Memorandum of Agreement to be signed in two originals by their duly authorized representatives as of the MOA Effective Date.

UNITED STATES DEPARTMENT                    USEC INC.
OF ENERGY



By:     /s/ W. E. Murphie                    By:     /s/ Philip G. Sewell
   ------------------------------               --------------------------------



Title:  Manager, PPPO                        Title:  Senior Vice President
      ---------------------------                  -----------------------------


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